Exhibit 10.4

FINAL

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 18th day of June, 2012, between M. Anthony E. van Daalen (“Employee”) and National Patent Development Corporation ( “Parent”).  Except as otherwise provided herein, the “Effective Date” of this Agreement shall be the “Closing Date” (as such term is defined in this Agreement and Plan of Merger by and among Parent, Mergersub, The Winthrop Corporation (the “Company”) and Peter M. Donovan, as the Securityholders’ representative (as amended through the date hereof, the “Merger Agreement”)). This Agreement is expressly conditioned upon the occurrence of the Closing (as such term is defined in the Merger Agreement); should the Closing not occur, this Agreement shall be void and of no force or effect.

WHEREAS, Employee has been employed by the Company and currently serves as the Executive Vice President, Co-Chief Investment Officer,  and Chief Investment Officer of Global Fixed Income; and

WHEREAS, Parent and Employee have determined to enter into this Agreement pursuant to which Parent shall cause the Company to employ Employee on the terms and conditions set forth herein effective as of the Closing Date and Employee agrees to certain restrictive covenants.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Parent agrees to cause the Company to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth as follows:

1.             Term.  The term of Employee’s employment hereunder shall commence at the Effective Date and shall end on the three (3) year anniversary of the Effective Date (the “Initial Term”), unless earlier terminated as provided in Section 5 hereof; provided, however, that, unless earlier terminated as provided in Section 5 hereof, the Initial Term shall automatically be extended for one additional year (the “Renewal Term”), and on each subsequent anniversary, the Renewal Term shall be extended for one additional year (the period consisting of the Initial Term and the Renewal Term (including extensions thereof) being referred to as the “Employment Period”), unless at least six (6) months prior to the end of the applicable Employment Period, the Company or Employee shall have given written notice to the other not to extend the Employment Period.  Nothing in this Section 1 shall limit the right of the Company or Employee to terminate Employee’s employment hereunder on the terms and conditions set forth in Section 5 hereof.

2.             Duties and Responsibilities.  During the Employment Period, Employee shall serve as Senior Managing Director – Co-Chief Investment Officer and Chief Investment Officer of Global Fixed Income, and shall have such authority, duties and responsibilities as are commensurate with his position and have been historically exercised in such role in the Company.  Such authority, duties and responsibilities shall continue to include responsibility for the Company’s current and future traditional and nontraditional fixed income products and shared responsibility with the Co-Chief Investment Officer and Chief Investment Officer of Global Equities of the Company for the Company’s overall asset allocation.  Employee will also continue to serve as a member of the Company’s executive committee, which shall meet at such times as requested by, and to address such matters as presented by, the Chief Executive Officer of the Company.  During the Employment Period, Employee shall report directly to the Chief Executive Officer of the Company.  Employee also agrees to serve as an officer and/or director for Parent, the Company and/or any of Parent’s or the Company’s direct or indirect subsidiaries, in each case without additional compensation.  During the Employment Period, Employee shall devote substantially all of his business time and attention to his duties and responsibilities under this Agreement; provided, however, that the Company acknowledges and agrees that it shall not be a breach of Employee’s obligations hereunder for Employee, subject to the business needs of the Company, to serve as an officer, director or trustee of, or otherwise participate in, educational, welfare, social, religious, civic and other nonprofit organizations or manage his personal and family investments.

3.             Place of Performance.  Employee shall be employed at the location of the Company’s offices in Milford, Connecticut, except for travel as needed.

4.             Compensation and Related Matters.

(a)           Base Salary.  During the Employment Period, Employee shall be paid an annual base salary of two hundred fifty thousand dollars ($250,000), subject to increases (but not decreases) at the discretion of the Compensation Committee (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s normal payroll practices, but in any event not less frequently than bi-monthly.

(b)           Stay/Client Retention Bonus.

(i)           Employee shall be eligible for a cash bonus equal to one hundred fourteen thousand dollars ($114,000), as reduced by the Reduction Percentage (such amount, less the amount elected pursuant to Section 4(b)(ii), the “Stay/Client Retention Bonus”).

(ii)           Prior to the Effective Date, Employee may make a written election to receive a whole number of RSUs in lieu of any portion of the Stay/Client Retention Bonus (the “Stay/Client Retention Bonus RSUs”).

(iii)          The Stay/Client Retention Bonus shall be paid to Employee in four installments as follows: (i) twenty-five percent (25%) of the Stay/Client Retention Bonus (as reduced by the Reduction Percentage) on the Effective Date  and (ii) the remaining amount (as reduced by the Reduction Percentage) in three equal installments on each of the one (1) year, two (2) year and three (3) year anniversaries of the Effective Date.  Subject to Section 6, Employee must be employed by the Company or any of its Affiliated Companies on a particular anniversary date in order to receive a payment of any portion of the Stay/Client Retention Bonus due on such date and any portion of the Stay/Client Retention Bonus not so paid shall be forfeited.

(iv)           The number of Stay/Client Retention Bonus RSUs, if any, to be granted to Employee shall be determined by dividing (A) the product of the percentage (not less than fifty (50%)) of the Stay/Client Retention Bonus that Employee has elected to receive in RSUs by the Stay/Client Retention Bonus, by (B) two dollars ($2.00).  Employee shall become vested in the Stay/Client Retention Bonus RSUs in three equal installments on each of the one (1) year, two (2) year and three (3) year anniversaries of the Effective Date; provided that, Employee shall automatically forfeit that number of his Stay/Client Retention Bonus RSUs equal to the Stay/Client Retention Bonus RSUs awarded to Employee multiplied by the Reduction Percentage; and provided further that, except as provided in Section 6, Employee shall only become vested in Stay/Client Retention Bonus RSUs on any anniversary date if Employee is employed by the Company or any of its Affiliated Companies on such anniversary date.  Notwithstanding any other provision to the contrary, subject to Sections 8 and 10, vested Stay/Client Retention Bonus RSUs shall settle in Shares on the three (3) year anniversary of the Effective Date.  Subject to Section 6, to the extent Employee is not vested in the Stay/Client Retention Bonus RSUs as of his Date of Termination, Employee shall forfeit such non-vested Stay/Client Retention Bonus RSUs without consideration.

(c)           Performance Bonuses.

(i)           With respect to each fiscal year (or with respect to 2012, the portion of a fiscal year of the Company) ending during the Initial Term, Employee shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) as determined in good faith by the Compensation Committee in accordance with Schedule A;

(ii)          With respect to each fiscal quarter ending during the Initial Term, Employee shall be eligible to receive a quarterly incentive bonus (the “Quarterly Bonus”) as determined in good faith by the Compensation Committee in accordance with Schedule A; and

(iii)         Employee shall also be eligible to receive a discretionary annual bonus in the sole discretion of the Compensation Committee.

(d)           Equity.

(i)           Stay/Client Retention RSUs.  As soon as practicable following the Effective Date, Parent shall grant Employee fifty-seven thousand (57,000) Stay/Client Retention RSUs (as reduced by the Reduction Percentage) with respect to which Employee shall become vested in three equal installments of nineteen thousand (19,000) on each of the one (1) year, two (2) year and three (3) year anniversaries of the Effective Date, in each case as reduced by the Reduction Percentage; provided that, Employee shall automatically forfeit that number of his Stay/Client Retention RSUs equal to the Stay/Client Retention RSUs awarded to Employee on the Effective Date multiplied by the Reduction Percentage; and provided further that, except as provided in Section 6, Employee shall only become vested in Stay/Client Retention RSUs on any anniversary date if Employee is employed by the Company or any of its Affiliated Companies on such anniversary date.  Notwithstanding any other provision to the contrary, vested Stay/Client Retention RSUs shall settle in Shares on the three (3) year anniversary of the Effective Date.  Subject to Section 6, to the extent Employee is not vested in the Stay/Client Retention RSUs as of his Date of Termination, Employee shall forfeit such non-vested Stay/Client Retention RSUs without consideration.

(ii)           Equity Grant RSUs.  As soon as practicable following the Effective Date, Parent shall grant Employee one hundred forty-four thousand eight hundred seventy-six (144,876) Equity Grant RSUs with respect to which Employee shall be immediately vested on the Effective Date.  Notwithstanding any other provision to the contrary, Equity Grant RSUs shall settle in Shares on the three (3) year anniversary of the Effective Date.

(e)           Benefit Plans.  During the Employment Period, Employee shall be eligible to participate in all employee benefit plans and arrangements that are made available generally to other similarly situated executives of the Company and are substantially comparable to the Company’s employee benefit plans and arrangements in effect immediately prior to the Effective Date (excluding equity-based compensation, pension benefits and any benefit plan not specifically included on a schedule to the Merger Agreement).  Employee’s benefits that have been accrued under the Company’s Officers’ Retirement Bonus Program, as amended and restated December 30, 2008, if any, shall be paid to Employee in accordance with the terms of such Officers’ Retirement Bonus Program.

(f)           Expenses.  The Company shall pay or reimburse Employee for ordinary and necessary reasonable expenses that Employee incurs during the Employment Period in performing his duties under this Agreement in accordance with the Company’s expense reimbursement policy.

(g)          Paid Time Off.  During the Employment Period, Employee shall be entitled to paid time off in accordance with the policies made available to other similarly situated executives of the Company.  Such paid time off shall be taken at such times and intervals as shall be determined by Employee, subject to the business needs of the Company.

5.             Termination.

(a)      Employee’s employment hereunder shall terminate during the Employment Period upon any of the following:

(i)           Employee’s death;

(ii)         A termination by the Company for Disability;

(iii)        A termination by the Company with or without Cause;

(iv)        A termination by Employee with or without Good Reason; and

(v)         A non-renewal of the Employment Period in accordance with Section 1.

(b)           Notice of Termination.  Any purported termination of Employee’s employment (other than termination pursuant to Section 5(a)(i) hereof) shall be communicated by written Notice of Termination delivered to the other party hereto in accordance with Section 11 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated (and, in the case of a termination for Cause, shall state whether the Company believes that the event upon which the termination is based is subject to cure and, if so, the applicable cure and cure period).

(c)           Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the following:  (i) if Employee’s employment is terminated by Employee’s death, the date of Employee’s death; (ii) if Employee’s employment is terminated by the Company for Disability, thirty (30) days after the Notice of Termination is given (provided that such Notice of Termination may be provided to Employee prior to the date that Employee has satisfied requirements for being deemed to have a Disability); (iii) if Employee’s employment is terminated with Cause, the date specified in the Notice of Termination (but subject to Employee’s right to cure as set forth herein); (iv) if Employee’s employment is terminated with Good Reason, thirty (30) days after the Notice of Termination is given, subject to the Company’s right to cure as set forth herein; or (v) if Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination.

6.             Compensation Upon Termination During the Employment Period.

(a)           Termination for Disability or by Reason of Death.  Upon termination of Employee’s employment during the Employment Period for Disability or by reason of death, subject to Sections 6(g), 8 and 10 (other than with respect to Accrued Obligations), Employee shall be entitled to, or in the case of Employee’s death, Employee’s estate, only the following:

(i)           Accrued Obligations;

(ii)         any earned but unpaid Annual Bonus, if any, attributable to full fiscal years completed prior to the Date of Termination, to be paid at the same time that such bonus would have been paid pursuant to the terms of this Agreement;

(iii)        any earned but unpaid Quarterly Bonus, if any, attributable to any full fiscal quarter completed prior to the Date of Termination, to be paid at the same time as such bonus would have been paid pursuant to the terms of this Agreement;

(iv)         Employee’s Equity Grant RSUs shall be settled on the three (3) year anniversary of the Effective Date;

(v)         any vested and unvested portion of Employee’s Stay/Client Retention Bonus shall become immediately vested and shall be paid on the date(s) that such Stay/Client Retention Bonus would otherwise have been paid had Employee remained employed; and

(vi)           any vested and unvested portion of Employee’s Stay/Client Retention RSUs and Stay/Client Retention Bonus RSUs shall become immediately vested and shall be settled on the three (3) year anniversary of the Effective Date.

(b)           Termination by the Company with Cause.  If Employee’s employment hereunder is terminated during the Employment Period by the Company with Cause, then Employee shall be entitled to only the following:

(i)            Accrued Obligations;

(ii)          any earned but unpaid Annual Bonus, if any, attributable to full fiscal years completed prior to the Date of Termination, to be paid at the same time that such bonus would have been paid pursuant to the terms of this Agreement;

(iii)         any earned but unpaid Quarterly Bonus, if any, attributable to any full fiscal quarter completed prior to the Date of Termination, to be paid at the same time as such bonus would have been paid pursuant to the terms of this Agreement; and

(iv)          Employee’s Equity Grant RSUs shall be settled on the three (3) year anniversary of the Effective Date.

(c)           Termination due to Employee’s Non-Renewal of the Employment Period.  If Employee’s employment hereunder is terminated due to Employee’s non-renewal of the Employment Period in accordance with Section 1 above, then Employee shall be entitled to the following.

(i)           Accrued Obligations;

(ii)          any earned but unpaid Annual Bonus, if any, attributable to full fiscal years completed prior to the Date of Termination, to be paid at the same time that such bonus would have been paid pursuant to the terms of this Agreement;

(iii)         any earned but unpaid Quarterly Bonus, if any, attributable to any full fiscal quarter completed prior to the Date of Termination, to be paid at the same time as such bonus would have been paid pursuant to the terms of this Agreement;

(iv)         any vested and unvested portion of Employee’s Stay/Client Retention Bonus shall become immediately vested and shall be paid on the date(s) that such Stay/Client Retention Bonus would otherwise have been paid had Employee remained employed;

(v)           Employee’s Equity Grant RSUs shall be settled on the three (3) year anniversary of the Effective Date; and

(vi)         any vested and unvested portion of Employee’s Stay/Client Retention RSUs and Stay/Client Retention Bonus RSUs shall become immediately vested and shall be settled on the three (3) year anniversary of the Effective Date.

(d)           Termination by Employee without Good Reason.  If Employee’s employment hereunder is terminated during the Employment Period by Employee without Good Reason (other than on account of his death or Disability), then Employee shall be entitled to only the following:

(i)           Accrued Obligations;

(ii)          any earned but unpaid Annual Bonus, if any, attributable to full fiscal years completed prior to the Date of Termination, to be paid at the same time that such bonus would have been paid pursuant to the terms of this Agreement;

(iii)         any earned but unpaid Quarterly Bonus, if any, attributable to any full fiscal quarter completed prior to the Date of Termination, to be paid at the same time as such bonus would have been paid pursuant to the terms of this Agreement;

(iv)          Employee’s Equity Grant RSUs shall be settled on the three (3) year anniversary of the Effective Date; and

(v)           Solely in the event of Employee’s voluntary termination of his employment during the Employment Period without Good Reason (other than on account of his death or Disability), the Company, in its sole discretion, may pay Employee a cash amount equal to fifty percent (50%) of Employee’s then Base Salary (the “Garden Leave Pay”) provided that, if and to the extent that the Company does not pay such Garden Leave Pay (other than due to Employee’s refusal to execute a Release of Claims or Employee’s breach of this Agreement), the Company and Parent shall be deemed to have waived its future rights under Section 8(b)(i) and Employee shall thereafter have no further obligations under such Section 8(b)(i) (but for the avoidance of doubt, Employee shall remain obligated to comply with all other provisions of this Agreement).  The Garden Leave Pay shall be paid in four (4) substantially equal monthly installments commencing on the sixtieth (60th) day following Employee’s Date of Termination.

(e)           Termination by Company without Cause, by Employee with Good Reason, or due to the Company’s Non-Renewal of the Employment Period.  If Employee’s employment hereunder is terminated during the Employment Period (i) by the Company without Cause (other than by reason of Disability), (ii) by Employee with Good Reason, or (iii) as a result of the Company’s (and not Employee’s) non-renewal of the Employment Period in accordance with Section 1 above, then subject to Sections 6(g), 8 and 10 (other than with respect to Accrued Obligations), then Employee shall be entitled to only the following:

(i)           Accrued Obligations;

(ii)          a cash severance benefit equal to the total amount of Employee’s Base Salary (disregarding any reduction in Base Salary that may have given rise to Good Reason hereunder and assuming that Employee’s then-current Base Salary would have remained in effect during such period) that would have been paid to him until the end of the then Initial Term or Renewal Term (but in no event shall such amount be less than six (6) months’ Base Salary), as applicable;

(iii)          any earned but unpaid Annual Bonus, if any, attributable to full fiscal years completed prior to the Date of Termination, to be paid at the same time that such bonus would have been paid pursuant to the terms of this Agreement;

(iv)          any earned but unpaid Quarterly Bonus, if any, attributable to any full fiscal quarter completed prior to the Date of Termination, to be paid at the same time as such bonus would have been paid pursuant to the terms of this Agreement;

(v)           any vested and unvested portion of Employee’s Stay/Client Retention Bonus shall become immediately vested and shall be paid on the date(s) that such Stay/Client Retention Bonus would otherwise have been paid had Employee remained employed;

(vi)           Employee’s Equity Grant RSUs shall be settled on the three (3) year anniversary of the Effective Date;

(vii)         any vested and unvested portion of Employee’s Stay/Client Retention RSUs and Stay/Client Retention Bonus RSUs shall become immediately vested and shall be settled on the three (3) year anniversary of the Effective Date; and

(viii)        access to continued health benefits following the Date of Termination for a period equal to the longer of the end of the then Initial Term or Renewal Term, as applicable or such period as required by Section 4980B of the Code or other applicable law, during which, for a period not longer than six (6) months, the Company shall continue to pay the same percentage of the monthly premiums as the Company pays on behalf of then-current employees; provided, however, that if Employee becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility.  Notwithstanding the foregoing, the obligations of the Company pursuant to this Section 6(e)(viii) shall be provided solely to the extent that such benefits do not cause the Company to incur excise taxes.

The amount described in Section 6(e)(ii) shall be paid in monthly installments at a rate substantially equal to the monthly Base Salary rate paid to Employee as of the Date of Termination commencing on the sixtieth (60th) day following Employee’s Date of Termination.

(f)           No Further Benefits.  Employee acknowledges that the amounts payable and the benefits provided pursuant to this Section 6 are the exclusive items in the nature of salary, bonus, benefits and perquisites to which Employee is entitled in connection with the termination of his employment during the Employment Period or due to non-renewal by Employee or Company of this Agreement in accordance with Section 1 above.

(g)           Release.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 6 other than Accrued Obligations (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of a general release of claims against the Company and its Affiliated Companies in substantially the form attached hereto as an Exhibit (a “Release of Claims”) within sixty (60) days following the date of Employee’s Date of Termination.  If Employee fails to execute the Release of Claims in such a timely manner as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits.  Further, to the extent that any of the Severance Benefits constitutes a Nonqualified Deferred Compensation Plan, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following Employee’s Date of Termination, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.  For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

(h)           Call Right.  If Employee’s employment hereunder is terminated during the Employment Period by the Company with Cause or by Employee without Good Reason (other than on account of his death or Disability) prior to the three (3) year anniversary of the Effective Date, Parent shall have the right, but not the obligation, to convert any and all Equity Grant RSUs, Stay/Client Retention RSUs and Stay/Client Retention Bonus RSUs to Converted RSUs.  Following the conversion of an Equity Grant RSU or Stay/Client Retention RSU to a Converted RSU, such Equity Grant RSU or Stay/Client Retention RSU shall cease to represent a right to a Share.

7.             No Mitigation; Limited Offset.  The Company agrees that if Employee’s employment with the Company terminates for any reason, Employee shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company pursuant to Section 6 hereof.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment by another company, by retirement benefits, or otherwise, except as specifically provided herein.  Notwithstanding any other provision to the contrary, Employee acknowledges that any amounts payable to Employee by the Company pursuant to Section 6 hereof shall be contingent upon Employee’s continued compliance with the terms of Section 8 hereof.

8.      Covenants.   For  purposes of this Section 8, the provisions of this Section 8 shall be effective as of the date hereof (and not the Effective Date):

(a)           Confidential Information.

(i)        During the period commencing on the date hereof and continuing until the five (5) year period immediately following the Date of Termination, Employee shall hold all Confidential Information in strictest confidence and shall not use or disclose such Confidential Information, or cause it to be used or disclosed, other than as required in performance of Employee’s duties on behalf of the Company or unless first specifically authorized in writing by the Company to Employee.

(ii)        In the event that Employee is required by law to disclose any Confidential Information, Employee agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance, at the Company’s cost and expense, in obtaining an order to protect the Confidential Information from public disclosure.

(b)           Noncompetition/Nonsolicitation.  Employee recognizes the benefits derived by him from his employment or engagement by the Company and that the continuation of such benefits is dependent upon the continued success of the Company which, in turn, is dependent in part upon the preservation of the Company’s relationships with its clients.  Employee believes it to be in his own best interests and in the best interests of the Company, its stockholders, and its other employees to preserve the Company’s relationships with its clients.  In consideration of the foregoing and of the mutual promises and covenants contained herein, Employee hereby agrees as follows:

(i)        Subject to Section 6(d)(v), during the period commencing on the date hereof and continuing until six (6) months following Employee’s Date of Termination (regardless of whether Employee has terminated employment with the Company or an Affiliated Company), and Employee shall not engage, directly or indirectly, in any business activities in which the Company or any Affiliated Company is engaged (or has committed plans to engage) during the Employment Period;

(ii)       During the period commencing on the date hereof and continuing  until the later of (A) the last day of the then Initial Term or Renewal Term (regardless of whether Employee has terminated employment with the Company or an Affiliated Company) and (B) twelve (12) months following Employee’s Date of Termination, Employee shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, (I) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any individual employed by, or individual or entity providing consulting services to, the Company or any Affiliated Company to terminate such employment or consulting services; provided that, the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company or any Affiliated Company; (II) hire any individual who was employed by any member of the Company or any Affiliated Company within the six (6) month period prior to the date of such hiring; or (III) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce any customer, supplier, licensee or other business relation of the Company or any Affiliated Company to cease doing business with or materially reduce the amount of business conducted with the Company or any Affiliated Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliated Company.  Employee agrees further not to engage during the one (1) year period following his Date of Termination for any reason in any such activities prohibited by this Section 8(b)(ii) to the extent that any activity would involve the use of Confidential Information or trade secrets of the Company; and

(iii)      Notwithstanding any provision contained herein to the contrary, it is understood that Employee shall have the right and privilege at any time to invest in any competitive enterprise or business whose capital stock is listed on a national securities exchange in the United States, provided that the total direct and indirect investment of Employee, Employee’s spouse and Employee’s dependents, represents not more than two percent (2%) of the total capital stock of such enterprise.  Nothing contained herein shall prohibit or restrict Employee from investing in any non-competitive enterprise or business.

(c)           Nondisparagement.  During the period commencing on the date hereof and continuing until the third (3rd) anniversary of the Date of Termination, neither Employee nor his agents shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages Parent, the Company or any Affiliated Company, or any of their respective officers, directors or employees.  During the same period, the officers and directors of Parent, the Company, and any Affiliated Company shall not directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages Employee.  The foregoing shall not be violated by truthful responses to legal process or governmental inquiry.

(d)          Survival of Covenants.  To the extent the covenants contained in this Section 8 apply following termination of the Employment Period, such covenants shall survive the termination of this Agreement.

(e)          Injunctive Relief.  Employee and the Company recognize that, Employee’s services, and the parties’ rights and obligations hereunder, are of a unique, special and extraordinary character, and that in the event that either party violates any provision of this Agreement, the other party may be without adequate remedy at law.  Accordingly, in the event of any violation of this Agreement, both Employee and the Company shall be entitled, either in law or in equity, to enforce specific performance, to enjoin such violations, or to obtain any other injunctive relief or any combination of the foregoing as Employee or the Company may elect to pursue.

(f)           Acknowledgements.  The parties have entered into this Agreement in the belief that its provisions are valid, reasonable and enforceable.  If any one or more of the provisions shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

9.             Successors; Binding Agreement.

(a)         The parties agree that Parent shall assign this Agreement to the Company immediately following the closing of the Merger; provided that, following such assignment, Parent shall remain an express third-party beneficiary of this Agreement and shall have the right to enforce any of the Company’s rights under this Agreement.  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms to which Employee would be entitled hereunder if Employee were to terminate his employment with Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)           This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Employee shall die while any amount would still be payable to Employee hereunder (other than amounts which, by their terms, terminate upon the death of Employee) if Employee had continued to live, each such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.           Clawback/Recoupment Policy. If Employee’s employment with the Company is terminated by the Company for Cause or by Employee without Good Reason, notwithstanding anything contained herein to the contrary, in the event of Employee’s breach of Section 8 or the Board’s good faith determination that Employee intentionally had failed to disclose, or cause the disclosure of, material liabilities of the Company or any of its Affiliated Companies in connection with the transactions contemplated by the Merger Agreement, Parent and the Company shall have the right to clawback, and require Employee to repay, any portion of the Stay/Client Retention Bonus and Stay/Client Retention RSUs paid or settled within the prior twelve (12) months or thereafter.

11.           Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or sent by reputable international overnight courier, addressed, if to Employee, to the address inserted below Employee’s signature on the final page hereof and, if to the Company, to the address set forth below (with required copy), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.

To the Company:

Attention:  Harvey Eisen
c/o National Patent Development Corporation
100 South Bedford Road, Suite 2R
Mount Kisco, NY 10549

12.           Miscellaneous.

(a)           No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and a duly authorized officer of the Company.

(b)           No waiver by Employee or the Company at any time of any breach by the other party hereto of, or any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)           Except as may be otherwise specifically provided herein, this Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by any party.

(d)           Captions and section headings in this Agreement are provided merely for convenience and shall not affect the interpretation of any of the provisions herein.

(e)           The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without reference to its conflict-of-law rules.

(f)           The obligations of the Company and Employee under this Agreement which by their nature may require either partial or total performance after the termination of the Employment Period shall survive such termination.

(g)           Except to the extent materially conflicting with this Agreement, Employee agrees that he shall abide by, and shall conduct business in accordance with and subject to, all applicable policies and procedures of the Company, including all employee and ethical policies of the Company, and all client conflict-of-interest policies applicable to the Company or its subsidiaries generally, as such policies may exist from time to time.  Employee also understands and agrees that the business and affairs of the Company shall be conducted in accordance with the Company’s corporate policies and strict legal and ethical standards, including, without limitation, compliance with all commercial, tax, labor and other laws (including the U.S. Foreign Corrupt Practices Act).

13.           Tax Withholding; Section 409A.

(a)          Any payments or benefits provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Employee has agreed.

(b)          Notwithstanding any other provision of this Agreement to the contrary, the following shall apply:

(i)        In the event that Employee is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any amount that constitutes a Nonqualified Deferred Compensation Plan that would otherwise be payable or provided during the six-month period immediately following the Date of Termination shall instead be paid or provided on the first business day after the date that is six months following Employee’s “separation from service” within the meaning of Section 409A of the Code;

(ii)        To the extent required by Code Section 409A, any payment or benefits otherwise due to Employee upon his termination of employment with the Company that constitutes a Nonqualified Deferred Compensation Plan shall not be made until and unless such termination from employment constitutes a “separation from service” as such term is defined under Code Section 409A.  This provision shall have no effect on payments or benefits otherwise due or payable to Employee or on his behalf which are not on account of his termination from employment with the Company or as a result of his death.

14.           Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Employee’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator under the auspices of the American Arbitration Association (“AAA”) in New York City, New York in accordance with the then-existing Commercial Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  The Company shall be responsible for payment of the arbitrator’s fees; all other fees and expenses of the arbitration, including a transcript if either party requests, shall be borne equally by Employee and the Company.  Each party will pay for the fees and expenses of his or its own attorneys, expert witnesses, and for preparation and presentation of proofs and post-hearing briefs.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 14 shall be specifically enforceable.  Notwithstanding the foregoing, this Section 14 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including but not limited to any claim for injunctive relief brought by the Company pursuant to Section 8(e) hereof; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 14.

15.           Indemnification.  The Company shall indemnify Employee against all loss, cost, liability and expense arising from Employee’s service to the Company or any Affiliated Company, whether as officer, director, employee, fiduciary of any employee benefit plan or otherwise, upon terms that are no less favorable to Employee as those provided by the Certificate of Incorporation and By-laws of the Company in effect immediately prior to the Effective Date.

16.           Definitions.  For purpose of this Agreement, the following terms shall have the meanings indicated below:

(a)            “Accrued Obligations” shall mean (i) Employee’s Base Salary earned but not paid prior to Employee’s Date of Termination, which shall be paid coincident with, or as soon as practicable following, the Date of Termination; (ii) all benefits to which Employee is entitled under the terms of the Company’s benefit plans, programs or arrangements in which he participates, other than severance plans, programs or arrangements, as in effect immediately prior to the Date of Termination, payable in accordance with the terms of such plans, programs or arrangements; (iii) any paid time off that has been earned but not used through the Date of Termination, which shall be paid as soon as practicable following the Date of Termination; and (iv) any business expenses that are reimbursable under this Agreement or otherwise have been incurred by Employee but unreimbursed by the Date of Termination, subject to the submission of any required substantiation and documentation as specified pursuant to this Agreement.

(b)           “Affiliated Company” shall mean any person or entity controlled by, controlling, or under common control with the Company.

(c)           “Board” shall mean the Board of Directors of Parent.

(d)           “Cause” shall mean the occurrence of any of the following events:

(i)           intentional acts of personal dishonesty resulting in harm to the Company (other than immaterial harm), gross negligence or willful misconduct on the part of Employee, in each case in the course of his employment hereunder;

(ii)          failure or refusal by Employee to perform in any material respect his duties or responsibilities under the Employment Agreement;

(iii)         misappropriation by Employee of any assets or business opportunities of the Company or any of its Affiliated Companies;

(iv)        embezzlement or fraud committed by Employee, or at his direction, or with his prior personal knowledge;

(v)         in connection with the transactions contemplated by the Merger Agreement, the intentional non-disclosure or concealment of material economic or financial current or contingent liabilities of the Company or any of its Affiliated Companies;

(vi)        Employee’s conviction by a court of competent jurisdiction of, or pleading guilty, nolo contendere (or no contest) to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, a material adverse impact on the performance of Employee’s duties to the Company or any of its Affiliated Companies or otherwise result in material injury to the reputation or business of the Company or any of its Affiliated Companies; or

(vii)       Employee’s material breach of any material provision of this Agreement or the Merger Agreement.

Any termination for Cause will be effective upon written notice, unless subject to cure, in which case, the Company will be required to provide fifteen (15) days’ advanced written notice and such termination will not be effective unless Employee has cured the Cause event within such fifteen (15) day notice period.  The parties agree that clauses (v) and (vi) shall not be subject to cure by Employee.

(e)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           “Company” shall mean The Winthrop Corporation, as set forth in the preamble of this Agreement, and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(g)           “Compensation Committee” shall mean the compensation committee of the Board.

(h)           “Confidential Information” shall mean any information about the Company and any of its Affiliated Companies, including methods of operation, customer lists, products, prices, fees, costs, research and development, inventions, trade secrets, legally protectable know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets and other specialized information or proprietary matters.  Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(i)           “Converted RSU” shall mean an Equity Grant RSUs or Stay/Client Retention RSUs that has been converted into a right to receive two dollars ($2.00).

(j)            “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and Company cannot agree shall be determined by a qualified, independent physician timely selected by Employee in good faith and approved by the Company.

(k)           “Equity Grant RSU” shall mean an RSU awarded pursuant to Section 4(e)(ii).

(l)           “Good Reason” for termination by Employee of his employment shall mean:

(i)        an action by the Company that results in a material adverse change in Employee’s title;

(ii)       an action by the Company that results in a material adverse diminution in Employee’s duties or responsibilities (other than those relating to budgetary decisions), taken as a whole, excluding for this purpose an isolated, insubstantial or inadvertent action;

(iii)      any material reduction in Employee’s Base Salary;

(iv)      any material permanent change in the geographical location of Employee’s office prior to the three (3) year anniversary of the Effective Date unless such change does not materially increase Employee’s commute from his primary residence; or

(v)       any other action or inaction that constitutes a material breach by the Company of a material provision of this Agreement.

Employee’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect Employee’s ability to terminate employment for Good Reason, and Employee’s death following delivery of a Notice of Termination for Good Reason shall not affect Employee’s estate’s entitlement to severance payment benefits provided hereunder upon a termination of employment for Good Reason.  For purposes of this Agreement, in order to invoke a termination for Good Reason, Employee shall provide a Notice of Termination setting forth the existence of the condition described above within sixty (60) days following Employee’s knowledge of the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such Notice of Termination (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Employee must terminate employment, if at all, within sixty (60) days following the end of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(m)           “Nonqualified Deferred Compensation Plan” shall mean a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(a).

(n)           “Reduction Percentage” shall have the meaning ascribed under the Merger Agreement.

(o)           “RSU” shall mean a stock unit awarded under Parent’s 2007 Stock Incentive Plan

(p)           “Share” shall mean a share of common stock, par value $0.01 per share, of Parent.

(q)           “Stay/Client Retention Bonus RSU” shall mean an RSU awarded pursuant to Section 4(b).

(r)           “Stay/Client Retention RSU” shall mean an RSU awarded pursuant to Section 4(e)(i).

17.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

NATIONAL PATENT DEVELOPMENT CORPORATION

By:
Name:
Title:

M. ANTHONY E. VAN DAALEN

Address:

SCHEDULE A

INCENTIVE BONUS CALCULATION

Employee will be entitled to an incentive bonus during the Employment Period calculated as follows:

QUARTERLY BONUS

•           For each fiscal quarter, Employee will be eligible to receive a bonus in an amount equal to six thousand two hundred fifty dollars ($6,250) to the extent that GAAP revenue of the Company for such quarter does not decline from the immediately prior year’s quarter by 9% or more.

•           If, at the end of a given fiscal year of the Company, GAAP revenue of the Company for such year has not declined from the immediately prior year by 9% or more, then Employee will be eligible to receive a “catch-up” bonus of $6,250 with respect to each quarter during such respective year, if any, with respect to which a Quarterly Bonus was not earned.

ANNUAL BONUS

If, at the end of a given fiscal year, GAAP revenue of the Company for such year has increased by at least 9% over the immediately prior year, then Employee will receive a bonus of $25,000.

PAYMENT OF QUARTERLY BONUS AND ANNUAL BONUS

Each Quarterly Bonus, if any, will be paid during the next subsequent fiscal quarter, and the Annual Bonus, if any, will be paid during the first quarter of the next subsequent fiscal year, in each case subject to the applicable Employee’s continued employment through the end of the applicable fiscal quarter in which the Quarterly Bonus was earned (in the case of the Quarterly Bonus) or applicable fiscal year in which the Annual Bonus was earned (in the case of the Annual Bonus).

EXHIBIT

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between M. Anthony E. van Daalen (“Employee”) and National Patent Development Corporation (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of June 18th, 2012 (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Employee’s ownership of vested equity securities of the Company (including any equity securities of the Company that vest in connection with Employee’s termination of employment) (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 6 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.              Severance Payments; Salary and Benefits.  The Company agrees to provide Employee with the severance payments and benefits described in Section 6 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement.

2.              Release of Claims.  Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company (as defined in the Employment Agreement), any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)            any and all claims relating to or arising from Employee’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)            any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;

(e)            any and all claims for violation of the federal or any state constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)           any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee’s right under applicable law and any Retained Claims.

3.              Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that:  (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has Seven (7) days following Employee’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Secretary of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.              Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.              No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

6.              Effective Date.  If Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then Employee has seven days after Employee signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by Employee and has not been revoked by either Party before that date (the “Effective Date”).  If Employee has not attained the age of 40 as of the date of Employee’s termination of employment, then the “Effective Date” shall be the date on which Employee signs this Agreement.

7.              Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee acknowledges that:  (a) Employee has read this Agreement; (b) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel; (d) Employee understands the terms and consequences of this Agreement and of the releases it contains; and (e) Employee is fully aware of the legal and binding effect of this Agreement.

8.              Governing Law; Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.  ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY COURT SITTING IN NEW YORK,  AND ANY APPLICABLE APPELLATE COURTS.  BY EXECUTION OF THIS RELEASE, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.  EACH PARTY TO THIS RELEASE ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

9.              Entire Agreement.  This Release, together with Employee’s Employment Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein, integrates the whole of all agreements and understandings between the Parties concerning the subject matter of this Release and any other dealings between the Parties. This Release supersedes all prior negotiations, discussion or agreements relating to the subject matter of this Release, if any, between the Releasees, on the one hand, and Employee, on the other.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EMPLOYEE
Dated:

COMPANY
Dated: